Exhibit 10.23

May 19, 2009

SAM HEIDARI

Dear Sam,

I am pleased to offer you a position with Quantenna Communications, Inc., a Delaware corporation (the "Company"), as Vice President of Systems and Software. If you decide to join us, you will receive a monthly salary of $18,750.00 which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will receive a $10,000.00 sign on bonus to be paid within 60 days of your start date. You will also be eligible to receive a $30,000.00 bonus to be paid within one year; the details will be formalized with the CEO within 60 days after joining the company. As an employee, you will also be eligible to receive certain employee benefits as approved by the Company. You should note that the Company may modify job titles, salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join the Company, it will be recommended at the first meeting of the Company's Board of Directors following your start date that the Company grant you 1,500,000 common shares of the Company's Common Stock at a price per share equal to the fair market value per share of the Company's Common Stock on the date of grant, as determined by the Company's Board of Directors. It will be recommended to the Board of Directors that 25% of the shares subject to the grant shall vest 12 months after the date your vesting begins subject to your continuing employment with the Company, and no shares shall vest before such date. If approved, the remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company. This restricted share grant shall be subject to the terms and conditions of the Company's form of Restricted Stock Purchase Agreement as may be approved by the Board of Directors, including vesting requirements and restrictions on transfer. The proposed grant shall not confer any right to continued vesting or employment.

If your employment with the Company is terminated without 'cause' you will receive three months severance. Such severance payments will be paid in a lump-sum pursuant to the provisions of Section 409 A of the Internal Revenue Code and the final regulations and any guidance promulgated thereunder ("Section 409A").

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result,

Quantenna Communications, Inc. | 3450 W. Warren Avenue | Fremont, California 94538 USA
+1 510.743.2260 P | +1 510.743.2261 F | www.quantenna.com

you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct which are included in the Company Handbook which the Company plans to complete and distribute.

As a condition of your employment, you are also required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company's offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be June 22, 2009. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by May 19, 2009.

We look forward to your favorable reply and to working with you at Quantenna Communications, Inc.

Sincerely,

/s/ Behrooz Rezvani
Behrooz Rezvani
President

/s/ Dave French
Dave French
CEO

Agreed to and accepted:

Signature:	/s/ Sam Heidari

Printed Name:	Sam Heidari

Date:	5/19/09

Enclosures

QUANTENNA COMMUNICATIONS, INC.
AMENDMENT TO SAM HEIDARI OFFER LETTER

This amendment (the "Amendment") is made by and between Sam Heidari ("Executive") and Quantenna Communications, Inc., a Delaware corporation (the "Company" and together with the Executive hereinafter collectively referred to as the "Parties") on June 2, 2010.

RECITALS

A.     The Parties previously entered into an offer letter, dated May 19, 2009 (the "Offer Letter").

B.     The Company and Executive desire to amend the Offer Letter to include provisions for severance in the event Executive's employment with the Company is terminated.

AMENDMENT

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree that the Offer Letter is amended as follows:

1.     The third paragraph of page 1 of the Offer Letter is hereby revised as follows:

"If your employment with the Company is terminated without 'Cause' (as defined in Appendix A), you will receive a lump-sum severance payment equal to six months' salary, subject to the conditions set forth in Appendix A."

2.     The Offer Letter is hereby amended by adding the following new Appendix A to the end thereof to provide as follows:

Appendix A

I.     RELEASE OF CLAIMS AND SEVERANCE

The receipt of any severance benefits pursuant to this Offer Letter will be subject to your signing and not revoking a release of any and all claims, in a form prescribed by the Company (the "Release") and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the "Release Deadline''). If the Release does not become effective and irrevocable by the Release Deadline, you will forfeit any rights to severance benefits under this letter. No severance benefits will be paid or provided until the Release becomes effective and irrevocable. Upon the Release becoming effective, any payments delayed from the date you terminate employment through the effective date of the Release will be payable in a lump sum without interest as soon as administratively practicable after the Release becomes effective and irrevocable and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. In the event the termination occurs at a time during the calendar year where the Release Deadline is in the calendar year following the calendar year in which your termination occurs, then any severance payments under this letter that would be considered Deferred Compensation (as defined below) will be paid on, or in the case of installments, will not commence until, the 61th day after your termination date, or, if later, the Deferred Compensation Delayed Payment Date (as defined below).

It is the intent of this Offer Letter that all payment and benefits hereunder comply with or be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder and any applicable state law requirements ("Section

409A'') so that none of the payments and benefits to be provided under this Offer Letter will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. Each payment and benefit payable under this Offer Letter is intended to constitute a separate payment for purposes of Section l .409A-2(b)(2) of the Treasury Regulations. You and the Company agree to work together in good faith to consider amendments to this Offer Letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A. Notwithstanding anything to the contrary in this Offer Letter, no severance pay or benefits to be paid or provided to you, if any, pursuant to this Offer Letter that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, ''Deferred Compensation'') or otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-l(b)(9) will be paid or otherwise provided until you have a "separation from service" within the meaning of Section 409A. Further, if at the time of your termination of employment, you are a "specified employee" within the meaning of Section 409A, payment of such Deferred Compensation will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that you will receive payment on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following your termination of employment, or your death, if earlier (the "Deferred Compensation Delayed Payment Date").

II.    CAUSE

For purposes of this Offer Letter, "Cause" means: (i) your failure to perform your assigned duties or responsibilities as an employee (other than a failure resulting from your "Disability") after notice thereof from the Company describing your failure to perform such duties or responsibilities; (ii) your engaging in any act of dishonesty, fraud or misrepresentation; (iii) your violation of any federal, state or securities law or regulation applicable or detrimental to the business of the Company or its affiliates; (iv) your breach of any confidentiality agreement or invention assignment agreement between you and the Company (or any affiliate of the Company); or (v) your being convicted of, or entering a plea of nolo contendere to, any crime or committing any act of moral turpitude.

For purposes of this Offer Letter, "Disability'' means total and permanent disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

3.     Full Force and Effect. To the extent not expressly amended hereby, the Offer Letter shall remain in full force and effect.

4.     Entire Agreement. This Amendment and the Offer Letter constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. This Amendment may be amended at any time only by mutual written agreement of the Parties.

5.     Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

6.     Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY	QUANTENNA COMMUNICATIONS, INC.

/s/ Dave French
	By:	Dave French
	Title:	CEO

EXECUTIVE	Sam Heidari
/s/ Sam Heidari

Execution Version

QUANTENNA COMMUNICATIONS, INC.

SECOND AMENDMENT TO THE SAM HEIDARI OFFER LETTER

This Second Amendment to the Sam Heidari Offer Letter (the "Amendment') is made by and between Sam Heidari ("Executive") and Quantenna Communications, Inc., a Delaware corporation (the "Company" and together with the Executive hereinafter collectively referred to as the "Parties") on June 1, 2012.

W I T N E S S E T H :

WHEREAS, the Parties previously entered into an employment offer letter, dated May 19, 2009 (the "Original Offer Letter") and subsequently amended the Original Offer Letter pursuant to that certain.Amendment to Sam Heidari Offer Letter, dated June 2, 2010 (collectively, the "Amended Offer Letter"); and

WHEREAS, the Company and Executive desire to further amend the Amended Offer Letter in order to provide executive with modified severance terms, as set forth below.

NOW, THEREFORE, for good and valuable consideration, Executive and the Company agree that the Amended Offer Letter is am.ended as follows:

1.     The Amended Offer Letter is hereby amended by adding the following to the end of the third paragraph of Page 1 of the Amended Offer Letter:

"If your employment with the Company is terminated without Cause, you also will be able, subject to the conditions set forth in Appendix A, to exercise each outstanding and vested stock option you hold as of your termination date until the earlier of (a) 3 years from your termination date, (b) the original Term/Expiration Date of the stock option (or, if earlier, the 10-year anniversary of the grant date of the stock option), or (c) the date required by the terms of the equity plan under which the stock option was granted (for example, under the plan's change in control provisions). In addition, if your termination without Cause by the Company is in connection with your removal by the Company from its Chief Executive Officer position, then, subject to the conditions set forth in Appendix A, you will receive vesting acceleration as to 25% of your then-unvested and outstanding Company stock options and other unvested and outstanding equity awards."

2. The Amended Offer Letter is hereby amended by adding the following three paragraphs immediately following the third paragraph of Page 1 of the Amended Offer Letter:

"If your employment with the Company terminates due to your resignation for Good Reason (as defined below), you will, subject to the conditions set forth in Appendix A: (1) receive a lump sum severance benefit equal to six months' salary; (2) receive vesting acceleration as to 25% of your then-unvested and outstanding Company stock options and other unvested and outstanding equity awards; and (3) be able to exercise each outstanding and vested stock option you hold as of your termination date until the earlier of (a) 3 years from your termination date, (b) the original Term/Expiration Date of the stock option (or, if earlier, the 10-year anniversary of the grant date of the stock option), or (c) the date required by the terms of the equity plan under which the stock option was granted (for example, under the plan's change in control provisions).

Except to the extent amended hereby, the terms of your stock option and equity award agreements, as well as the stock plan(s) under which your stock options and equity awards were granted, will continue to govern the terms and conditions of your stock options and equity awards, and such documents are incorporated herein by reference.

For purposes of this Offer Letter, "Good Reason" means your resignation of employment within 6 months following your removal by the Company from its Chief Executive Officer position (which, for the avoidance of doubt, must constitute a material negative change in your employment relationship with the Company; the parties expect that any such removal will constitute a material negative change). You must notify the Company in writing of your intent to resign for Good Reason and the Company will have 30 days after receipt of such notice to cure such condition."

·3.     Potential Loss of ISO Status. Executive understands and acknowledges that the extension of the exercise period for outstanding stock options pursuant to Sections 1 and 2 of this Amendment will be deemed a "modification" of your currently outstanding Company stock options that qualified as incentive stock options immediately prior to the execution of this Amendment, resulting in the deemed re-grant of the those awards and either (i) immediate loss of incentive stock option status for those awards, or (ii) a re-start of the relevant holding periods applicable to incentive stock options (the "Modified Awards"), and the Company has advised Executive to consult with his own tax advisor regarding the tax status of such Modified Awards, the tax consequences to the Executive of his exercise of the Modified Awards and the tax effects of disposition of any resulting shares following exercise of the Modified Awards.

4.     Acknowledgement. Executive acknowledges and agrees that the stock option to purchase 1,500,000 shares granted to Executive on July 28, 2009, was in replacement of, and fully satisfies any Company obligations with respect to, the restricted stock purchase right referenced in the Original Offer Letter.

5.     Full Force and Effect. To the extent not expressly amended hereby, the Amended Offer Letter shall remain in full force and effect.

6.     Entire Agreement. This Amendment and the Amended Offer Letter, along with the documents incorporated by references herein, constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. This Amendment may be amended at any time only by mutual written agreement of the Parties. With respect to Company stock options and equity awards granted on or after the date of this Amendment, the acceleration of vesting and the extension of post-termination exercise period provisions provided herein will apply to such awards except to the extent specifically provided in the applicable stock option or equity award agreement.

7.     Counterparts. This Amendment may be executed in counterparts, all of which together shall constitute one instrument, and each of which may be executed by less than all of the parties to this Amendment.

8.     Governing Law. This Amendment will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).

IN WITNESS WHEREOF, each of the Parties has executed this Amendment, in the case of the Company by its duly authorized officer, as of the date set forth above.

COMPANY		QUANTENNA COMMUNICATIONS, INC.

/s/ illegible
By:
Title:

EXECUTIVE		SAM HEIDARI
/s/ Sam Heidari

ACKNOWLEDGED AND AGREED:
QUANTENNA COMMUNICATIONS, INC.
By:	/s/ Arthur F. Schneiderman
Arthur F. Schneiderman
Assistant Secretary

- 4 -